Exhibit 3.1

AMENDED AND RESTATED ARTICLES OF INCORPORATION
OF
DIGITAL RECORDERS, INC.

     Pursuant to Section 55-10-07 of the General Statutes of North Carolina, the undersigned Corporation hereby submits the following for the purpose of restating its Articles of Incorporation:

     1.          The name of the Corporation is Digital Recorders, Inc.

     2.          The text of the Restated Articles of Incorporation is attached hereto.

     3.          These Restated Articles of Incorporation, which contain an amendment requiring shareholder approval, were approved by shareholder action, as follows:

(i) The designation, number of outstanding shares, number of votes entitled to be cast by each voting group entitled to vote separately on the Restated Articles of Incorporation, and number of votes of each voting group indisputably represented at the meeting were as follows:

	Number of	No. of Votes
Designation of	Outstanding	Entitled to	No. of Votes
Class of Series	Shares	be Cast	Represented

Common Stock	3,804,475	3,804,475	3,261,288
Series AAA Preferred Stock	354	354	354

(ii) The total number of votes cast for and against the Restated Articles of Incorporation by each voting group entitled to vote on the Amended and Restated Articles of Incorporation was as follows:

Designation of	Number of Votes Cast		Abstained
Class or Series	For	Against	/Not Voted

Common Stock	1,904,731	122,640	1,233,917
Series AAA Preferred Stock	237	63	54

4.	These articles will be effective upon filing.

This the ________________ day of ________________ , 2003.

DIGITAL RECORDERS, INC.

By:	/s/DAVID L. TURNEY

David L. Turney
Chairman of the Board and
Chief Executive Officer

[FILED WITH NORTH CAROLINA SECRETARY OF STATE MAY 22, 2003]

ARTICLE I

     The name of the Corporation is Digital Recorders, Inc.

ARTICLE II

     The period of duration of the Corporation shall be perpetual.

ARTICLE III

     The purpose or purposes for which the Corporation is organized are:

          a. To make, manufacture, sell, trade in, research, develop, design and do all things in connection with digital recorders, their constituent parts and any and every other kind of electronics or electric equipment or device or related equipment of any kind whatsoever.

          b. To engage in any other lawful activity, including, but not limited to, constructing, manufacturing, raising or otherwise producing, and repairing, servicing, storing or otherwise caring for any type of structure, commodity, or livestock whatsoever; processing, buying, selling, brokering, factoring, distributing, lending, borrowing or investing in any type of property whether real or personal, tangible or intangible; extracting and processing natural resources; transporting freight or passengers by land, sea or air; collecting and disseminating information or advertisement through any medium whatsoever; performing personal services of any nature; and entering into or serving in any type of management, investigative, advisory, promotional, protective, insurance, guarantyship, suretyship, fiduciary or representative capacity or relationship for any persons or corporations whatsoever.

          c. To make, manufacture, buy, sell, lease, trade-in, research, develop, design and to do all things in connection with all types of sound and visual recording equipment, including, but not limited to, equipment for producing and copying audio and video tapes, cassettes, discs and records; to service and maintain such equipment.

          d. To acquire the assets or the stock of any firm, partnership or corporation engaged in any of the above-mentioned activities.

ARTICLE IV

     The Corporation shall be authorized to issue an aggregate of Thirty Million (30,000,000) shares of capital stock. The authorized capital stock shall be divided into Common Stock and Preferred Stock. The Common Stock of the Corporation shall consist of Twenty-Five Million (25,000,000) shares of Common Stock, par value $.10 per share. The Preferred Stock of the Corporation shall consist of Five Million (5,000,000) shares of Preferred Stock, par value $.10 per share, and shall be divided into series or classes as set forth below. The Common Stock and Preferred Stock shall each have the powers, preferences, rights, qualifications, limitations and restrictions set forth below. The holders of shares of Common Stock and Preferred Stock shall not have the right to cumulate their votes in the election of directors.

(I) COMMON STOCK

     Section 1. Dividends. Subject to the prior and superior rights of the Preferred Stock, dividends may be paid on the Common Stock as and when declared by the Board of Directors of the Corporation consistent with applicable law.

     Section 2. Voting Rights. Except as otherwise required by applicable law, the holders of shares of Common Stock shall be entitled to one vote for each share so held with respect to all matters voted on by the shareholders of the Corporation.

     Section 3. Liquidation Rights. Upon any voluntary or involuntary liquidation, dissolution or winding up of affairs of the Corporation, the holders of Common Stock shall be entitled to receive that portion of the funds to be distributed as is not distributable to the Preferred Stock as provided below. Such funds shall be paid to the holders of Common Stock on the basis of the number of shares of Common Stock held by each of them.

     Section 4. Reserve Powers. The holders of shares of Common Stock shall have all other powers, preferences and rights conferred upon owners of shares of capital stock under the laws of the State of North Carolina, except insofar as such powers, preferences and rights are expressly restricted by the provisions of Paragraph (II) of this Article IV.

(II) PREFERRED STOCK

     The Preferred Stock of the Corporation shall consist of (i) Twenty Thousand (20,000) shares of Series AAA Redeemable Nonvoting Preferred Stock, par value $.10 per share (“Series AAA Preferred Stock”), the powers, preferences, rights, qualifications, limitations and restrictions of which are set forth below, (ii) Ten Thousand (10,000) shares of Series D Junior Participating Preferred Stock, par value $.10 per share (“Series D Preferred Stock”), the powers, preferences, rights, qualifications, limitations and restrictions of which are set forth below, and (iii) Four Million Nine Hundred Seventy Thousand (4,970,000) shares of Preferred Stock, par value $.10 per share, for which the Board of Directors of the Corporation shall have the power to fix by resolution or resolutions the powers, preferences and rights and the qualifications, limitations or restrictions, including dividing the Preferred Stock into one or more classes or series having the same or different powers, preferences and rights and qualifications, limitations and restrictions as the Board of Directors shall fix by resolution or resolutions.

     The preferences, voting powers, qualifications, special or relative rights or privileges of the Series AAA Preferred Stock are as follows:

     Section 1. Dividends.

     (a) The holders of Series AAA Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors of the Corporation, consistent with applicable law, dividends which shall accrue at a quarterly rate of One Hundred Twenty-Five Dollars ($125.00) per share quarterly. Dividends shall accrue as of March 31st, June 30th, September 30th, and December 31st of each year. Dividends shall be cumulative if not paid when and as they accrue.

     In the event any shares of Series AAA Preferred Stock are issued during any calendar quarter or are redeemed by the Corporation during any calendar quarter, the accrued dividends shall be prorated in proportion to the number of days during that calendar year during which such shares were outstanding. All accrued but unpaid dividends shall be paid upon redemption of the shares of Series AAA Preferred Stock.

     Section 2. Voting Rights.

     Except as is required by applicable law, the holders of Series AAA Preferred Stock shall not be entitled to vote.

     Section 3. Liquidation.

     (a)  The Liquidation Preference for the Series AAA Preferred Stock shall equal Five Thousand Dollars ($5,000.00) per share, plus all accrued but unpaid dividends.

     (b)  In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary (collectively, a “Liquidating Event”), the Corporation shall pay or make adequate provision for the payment of all indebtedness and other obligations of the Corporation. Thereafter, the remaining assets of the Corporation shall be used to pay, prior to any distribution of any of the assets of the Corporation, to the holders of the Common Stock by reason of the ownership thereof, an amount equal to the Liquidation Preference per share of the Preferred Stock set forth by the Board of Directors in priority fixed by the Board of Directors, plus an amount equal to accrued and unpaid dividends on such shares, if any.

     (c)  After all such Liquidation Preferences shall have been paid in full to each holder of Preferred Stock (including accrued but unpaid dividends), each holder of Common Stock shall be entitled to be paid from the remaining assets of the Corporation an amount equal to the cash purchase price per share paid to the Corporation for such stock, plus, in the case of each share, an amount equal to any dividends declared but unpaid thereon.

     (d)  Any assets of the Corporation remaining after the payments specified in paragraphs (b) and (c) above shall be distributed with respect to the outstanding shares of Common Stock.

     (e)  If upon any Liquidating Event, the assets of the Corporation shall be insufficient to pay all the holders of any class or series of capital stock the full amount to which they are entitled pursuant to this Section 3, then the following rules shall apply: (i) each holder of shares of the class or series shall be paid his pro rata share, which shall equal the product determined by multiplying the aggregate amount to be paid to all holders of that class or series by a fraction (x) whose numerator equals the number of shares of that class or series owned by the shareholder, and (y) whose denominator equals the number of issued and outstanding shares of that class or series, and (ii) in any case in which the owner of two or more series or classes of capital stock shall have equal priority to any distribution, each holder shall be paid his pro rata share, which shall equal the product determined by multiplying the aggregate amount available for payment to all holders of the series or classes with equal priority, by a fraction (x) whose numerator equals the amount such shareholder would receive if the Corporation had adequate funds to pay the Liquidation Preferences of the shares of the series or classes having equal priorities owned by the shareholder, and (y) whose denominator equals the aggregate Liquidation Preferences of all issued and outstanding shares of the series or classes having equal priorities.

     (f)  For the purposes of this Section 3, any merger or consolidation of the Corporation into or with any other corporation or entity, or a sale, conveyance, mortgage, transfer, license, pledge, lease or other disposition of all or substantially all of the assets of the Corporation, shall be deemed to be a liquidation, dissolution or winding up of the Corporation unless the shareholders of the Corporation immediately prior thereto shall, immediately thereafter, hold as a group the right to cast at least a majority of the votes of all holders of voting securities of the resulting or surviving corporation or entity on any matter on which any such holders of voting securities shall be entitled to vote.

     (g)  For purposes of this Section 3, if any assets distributed to shareholders upon liquidation of the Corporation consists of property other than cash, the amount of such distribution shall be deemed to be the fair market value thereof at the time of such distribution, as determined in good faith by the Board of Directors of the Corporation.

     (h)  Written notice of any Liquidation Event stating a payment date, the place where such payment shall be made, the amount of each payment in liquidation and the amount of accrued dividends to be paid, shall be given by first class mail, postage prepaid, not less than ten (10) days prior to the payment date stated therein, to each shareholder of record (whether or not the shareholder is to receive any payment) at such shareholder’s address as shown in the records of the Corporation.

     Section 4. Redemption.

     (a)  The Corporation may redeem shares of its Series AAA Preferred Stock at any one or more time(s) in its sole discretion. All optional redemptions shall be conducted on a pro rata basis in accordance with the provisions of paragraph (f) below.

     (b)  Subject to paragraph (c) below, each share of issued and outstanding Series AAA Preferred Stock shall be redeemed by the sole option of the Corporation, upon it providing the holders of such shares to be redeemed written notice of the number of shares to be redeemed, the redemption price and the redemption date in accordance with Article IV, Part II, Section 4, subsection (g) of the Articles of Incorporation. Notwithstanding the ten (10) day notice prescribed by Section 4(f), 30 days’ notice shall be given with respect to any optional redemption of the Series AAA Preferred Stock.

     (c)  Shares of Series AAA Preferred Stock are not redeemable at the option of the holders of such shares.

     (d)  The redemption price to be paid by the Corporation for any shares of Series AAA Preferred Stock shall equal the Liquidation Preferences for those shares (including accrued but unpaid dividends).

     (e)  If the assets of the Corporation shall be insufficient to pay all the holders of any class or series of capital stock the full amount to which they are entitled upon mandatory redemption pursuant to this Section 4, then the following rules shall apply: (i) each holder of shares of the class or series shall be paid his pro rata share, which shall equal the product determined by multiplying the aggregate amount to be paid to all holders of that class or series by a fraction (x) whose numerator equals the number of shares of that class or series owned by the shareholder, and (y) whose denominator equals the number of issued and outstanding shares of that class or series, and (ii) in any case in which the owners of two or more series or classes of capital stock shall have equal to any distribution, each holder shall be paid his pro rata share, which shall equal the product determined by multiplying the aggregate amount available for payment to all holders of the series or classes with equal priority, by a fraction (x) whose numerator equals the amount such shareholder would receive if the Corporation had adequate funds to pay the redemption prices of the shares of the series or classes having equal priorities owned by the shareholder, and (y) whose denominator equals the aggregate of all issued and outstanding shares of the series or classes having equal priorities.

     (f)  At least ten (10) days prior to any optional or mandatory redemption, the Corporation will provide to the holders of shares to be redeemed written notice (the “Redemption Notice”) of the number of shares to be redeemed (the “Redemption Shares”), the redemption price and the redemption date (the “Redemption Date”). Such notice shall be sent to the address for each shareholder on the records of the Corporation. Upon receipt of any Redemption Notice holders of Series AAA Preferred Stock shall send to the Corporation stock certificate(s) duly endorsed for transfer representing the Redemption Shares as provided in the Redemption Notice for receipt by the Corporation on or before the Redemption Date. Upon receipt of stock certificate(s) representing the Redemption Shares endorsed as provided above (but not prior to the Redemption Date), the Corporation will send to the holders of the Redemption Shares payment for the redemption price as stated in the Redemption Notice, and if not all the shares represented by the stock certificate(s) provided to the Corporation are to be redeemed, stock certificate(s) representing the shares that have not been redeemed.

     The Corporation shall have no obligation to make any payment for Redemption Shares until the owner of the Redemption Shares complies in full with the procedures set forth above. Notwithstanding failure by any shareholder to comply with the procedure set forth above and the consequent failure by the Corporation to pay the redemption price for the Redemption Shares, the Redemption Shares shall, from and after the Redemption Date stated in the Redemption Notice, cease to be issued and outstanding shares of capital stock of the Corporation and the former owner shall not be entitled to vote, receive dividends or exercise any other rights of a shareholder on account of the Redemption Shares. From and after the Redemption Date the sole obligation of the Corporation on account of the Redemption Shares shall be to pay the redemption price stated in the Redemption Notice without interest of any kind for late payment.

     Section 5. Conversion. The holders of Series AAA Preferred Stock shall have conversion rights as follows:

     (a)  Right to Convert. Each share of Series AAA Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such shares at the office of the Corporation or any transfer agent for the Common Stock into six hundred twenty-five (625) fully paid and nonaccessable shares of Common Stock.

     (b)  Mechanics of Conversion. Before any holder of Series AAA Preferred Stock shall be entitled to convert the same into full shares of Common Stock, the holder shall surrender the certificate or certificates therefor, duly endorsed for transfer, at the office of the Corporation or any transfer agent of the Corporation and shall give written notice to the Corporation at such office that he elects to convert the same, such notice to state the name or names and addresses to which certificates for Common Stock will be issued. No fractional shares of Common Stock shall be issued upon conversion of Series AAA Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the then effective Conversion Price. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series AAA Preferred Stock, or to a third party such holder may designate in writing, a certificate or certificates for the number of shares of Common Stock to which he shall be entitled as aforesaid and, a check payable to the holder in the amount of any cash amounts payable as the result of conversion into fractional shares of Common Stock plus declared but unpaid dividends, and if less than all the shares of the Series AAA Preferred Stock represented by such certificates are converted, a certificate representing the shares of Series AAA Preferred Stock not converted. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series AAA Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

     (c)  Adjustments to Conversion Price.

(i) Adjustments for Subdivisions, Common Stock Dividends, Combinations or Consolidations of Common Stock. In the event the outstanding shares of Common Stock shall be subdivided or increased by stock split or stock dividend, into a greater number of shares of Common Stock, the Conversion Price then in effect shall concurrently with the effectiveness of such subdivision or payment of such stock dividend, be proportionately decreased. In the event the outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, the Conversion Price then in effect shall concurrently with the effectiveness of such combination or consolidation, be proportionately increased.

(ii) Adjustments for Reclassification, Exchange and Substitution. If the Common Stock issuable upon conversion of the Series AAA Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination or shares provided for above), the Conversion Price then in effect shall, concurrently with the effectiveness of such reorganization or reclassification, be proportionately adjusted such that the Series AAA Preferred Stock shall be convertible into, in lieu of the number of shares of Common Stock which the holders would otherwise have been entitled to receive, a number of shares of such other class or classes of stock, equivalent to the number of shares of Common Stock that would have been subject to receipt by the holders upon conversion of the Series AAA Preferred Stock immediately before that change.

     (d)  Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section 5, the Corporation at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Series AAA Preferred Stock a certificate setting forth such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Series AAA Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series AAA Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Price at the time in effect and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of Series AAA Preferred Stock.

     (e)  No Impairment. The Corporation will not, by amendment of its Articles of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action (other than actions taken in good faith), avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation but will at all times in good faith assist in carrying out all the provisions of this Section 5 and in taking all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Series AAA Preferred Stock against impairment.

     (f)  Reservation of Common Stock. The Corporation shall, at all times when the Series AAA Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued stock, for the purpose of effecting the conversion of the Series AAA Preferred Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Series AAA Preferred Stock.

     (g)  No Adjustment. Upon any voluntary conversion of the Series AAA Preferred Stock no adjustment to the conversion rights shall be made for declared but unpaid dividends on the Series AAA Preferred Stock surrendered for conversion or on the Common Stock delivered.

     (h)  Cancellation of Series AAA Preferred Stock. All shares of the Series AAA Preferred Stock, which shall have been surrendered for conversion as herein provided, shall no longer be deemed to be outstanding. Any shares of the Series AAA Preferred Stock so converted shall be retired and canceled and shall not be reissued, and the Corporation may from time to time take such appropriate action as may be necessary to reduce the authorized Series AAA Preferred stock accordingly.

     Section 6. Series D Preferred Stock. The preferences, voting powers, qualifications, special or relative rights or privileges of the Series D Preferred Stock are as follows:

     (a)  Dividends and Distributions:

(i) Subject to the rights of the holders of any shares of any series of Preferred Stock (or any other stock) ranking prior and superior to the Series D Preferred Stock with respect to dividends, the holders of shares of Series D Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on the last day of March, June, September and December in each year (each such date being referred to herein as a “Quarterly Dividend Payment Date”), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series D Preferred Stock, in an amount (if any) per share (rounded to the nearest cent), subject to the provision for adjustment hereinafter set forth, equal to 1000 times the aggregate per share amount of all cash dividends, and 1000 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions, other than a dividend payable in shares of Common Stock, par value $.10 per share (the “Common Stock”), of the Corporation or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock since the immediately preceding Quarterly Dividend Payment Date or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series D Preferred Stock. In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount to which holders of shares of Series D Preferred Stock were entitled immediately prior to such event under the preceding sentence shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(ii) The Corporation shall declare a dividend or distribution on the Series D Preferred Stock as provided in paragraph (i) of this Section immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock).

(iii) Dividends due pursuant to paragraph (i) of this section shall begin to accrue and be cumulative on outstanding shares of Series D Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series D Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment

Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series D Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated prorata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series D Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be not more than 60 days prior to the date fixed for the payment thereof.

     (b)  Voting Rights. The holders of shares of Series D Preferred Stock shall have the following voting rights:

(i) Subject to the provision for adjustment hereinafter set forth, each share of Series D Preferred Stock shall entitle the holder thereof to 1000 votes on all matters submitted to a vote of the stockholders of the Corporation. In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the number of votes per share to which holders of shares of Series D Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(ii) Except as otherwise provided in the Articles of Incorporation, including any other Certificate of Designation creating a series of Preferred Stock or any similar stock, or by law, the holders of shares of Series D Preferred Stock and the holders of shares of Common Stock and any other capital stock of the Corporation having general voting rights shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation.

(iii) Except as set forth herein, or as otherwise required by law, holders of Series D Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

     (c)  Certain Restrictions.

(i) Whenever quarterly dividends or other dividends or distributions payable on the Series D Preferred Stock as provided in Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series D Preferred Stock outstanding shall have been paid in full, the Corporation shall not:

(1) declare or pay dividends, or make any other distributions, on any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series D Preferred Stock;

(2) declare or pay dividends, or make any other distributions, on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series D Preferred Stock, except dividends paid ratably on the Series D Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled; or

(3) redeem or purchase or otherwise acquire for consideration shares of any stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series D Preferred Stock, provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such junior stock in exchange for shares of any stock of the Corporation ranking junior (as to dividends and upon dissolution, liquidation or winding up) to the Series D Preferred Stock.

(ii) The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under paragraph (i) of this subparagraph c, purchase or otherwise acquire such shares at such time and in such manner.

     (d)  Reacquired Shares. Any shares of Series D Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock subject to the conditions and restrictions on issuance set forth herein or in the Articles of Incorporation, including any Certificate of Designation creating a series of Preferred Stock or any similar stock, or as otherwise required by law.

     (e)  Liquidation, Dissolution or Winding Up. Upon any liquidation, dissolution or winding up of the Corporation, the holders of shares of Series D Preferred Stock shall be entitled to receive an aggregate amount per share, subject to the provision for adjustment hereinafter set forth, equal to 1000 times the aggregate amount to be distributed per share to holders of shares of Common Stock plus an amount equal to any accrued and unpaid dividends. In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the aggregate amount to which holders of shares of Series D Preferred Stock were entitled immediately prior to such event under the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

     (f)  Consolidation, Merger, etc. In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case each share of Series D Preferred Stock shall at the same time be similarly exchanged or changed into an amount per share, subject to the provision for adjustment hereinafter set forth, equal to 1000 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged. In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series D Preferred Stock shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

     (g)  Amendment. The Articles of Incorporation shall not be amended in any manner including in a merger or consolidation, which would alter, change, or repeal the powers, preferences or special rights of the Series D Preferred Stock so as to affect them adversely without the affirmative vote of the holders of at least two-thirds of the outstanding shares of Series D Preferred Stock, voting together as a single class.

     (h)  Rank. The Series D Preferred Stock shall rank, with respect to the payment of dividends and upon liquidation, dissolution and winding up, junior to all series of Preferred Stock.

ARTICLE V

     The minimum amount of consideration for its shares to be received by the Corporation before it shall commence business is One Hundred Dollars ($100.00) in cash or property of equivalent value.

ARTICLE VI

     Shareholders shall have no preemptive rights. Specifically, without limitation, no shareholder of the Corporation will have any preemptive right to subscribe for any additional unissued share or treasury share or for any other security of any class of the Corporation; nor will any shareholder have any preemptive right to subscribe for or acquire any rights, warrants, options or script of the Corporation or for any bonds, notes, debentures or other securities of the Corporation convertible into or carrying options or warrants to purchase, to subscribe for or otherwise to acquire any such unissued or treasury shares.

ARTICLE VII

     The address of the registered office of the Corporation in the State of North Carolina is 516 South New Hope Road, Gastonia, Gaston County, North Carolina 28054; and the name of its registered agent at such address is David M. Furr.

ARTICLE VIII

     The number of directors shall not be less than three, nor more than twelve, and the number of directors may be increased or decreased from time to time, within such minimum and maximum, by resolution of the Board of Directors. If the number of directors is fixed at six or more directors by the Board of Directors, the director’s terms of office shall be staggered by dividing the total number of directors into two or three groups, with each group containing one-half or one-third of the total, as near as may be. In that event, the terms of directors in the first group expire at the first annual shareholders’ meeting after their election, the terms of the second group expire at the second annual shareholders’ meeting after their election, and the terms of the third group, if any, expire at the third annual shareholders’ meeting after their election. At each annual shareholder meeting held thereafter, directors shall be chosen for a term of two years or three years, as the case may be, to succeed those whose terms expire.

ARTICLE IX

     Cumulative voting shall be denied the shareholders of the Corporation.

ARTICLE X

     No director of the Corporation shall have personal liability arising out of an action whether by or in the right of the Corporation or otherwise for monetary damages for breach of any duty as a director; provided, however, that the foregoing shall not limit or eliminate the personal liability of a director with respect to (i) acts or omissions that such director at the time of such breach knew or believed were clearly in conflict with the best interests of the Corporation, (ii) any liability under Section 55-8-33 of the North Carolina General Statutes or any successor provision, (iii) any transaction from which such director derived an improper personal benefit, or (iv) acts or omissions occurring prior to the date of the effectiveness of this Article. As used in this Article, the term “improper personal benefit” does not include a director’s reasonable compensation or other reasonable incidental benefit for or on account of his or her services as a director, officer, employee, independent contractor, attorney, or consultant of the Corporation.

     Furthermore, notwithstanding the foregoing provision, in the event that Section 55-2-02 or any other provision of the North Carolina General Statutes is amended or enacted to permit further limitation or elimination of the personal liability of the director, the personal liability of the Corporation’s directors shall be limited or eliminated to the fullest extent permitted by the applicable law.

     This Article shall not affect a provision permitted under the North Carolina General Statutes in the articles of incorporation, bylaws or contract or resolution of the Corporation indemnifying or agreeing to indemnify a director against personal liability. Any repeal or modification of this Article shall not adversely affect any limitation hereunder on the personal liability of the director with respect to acts or omissions occurring prior to such repeal or modification.

     Any mandate for indemnification whether by statute, order of the Court or otherwise, is to be expressly subject to the corporation’s reasonable capability of paying.

ARTICLE XI

     No contract or other transaction between the Corporation and one or more of its directors or officers, or between the Corporation and any Corporation, firm or association in which one or more of its directors or officers are directors or officers or are financially interested, is either void or voidable solely for this reason or solely because any such director or officer is present at the meeting of the Board of Directors and a committee thereof which authorizes or approves the contract or transaction, or because the vote or votes of common or interested directors are counted for that purpose, if (i) the fact of the common directorship of financial interest is disclosed or known to the Board of Directors or committee and noted in the minutes, and the Board of Directors or committee authorizes, approves or ratifies the contract or transaction in good faith by a vote sufficient for the purpose without counting the vote or votes of such director or directors, (ii) the fact of the common directorship or financial interest is disclosed or known to the shareholders, and they approve or ratify the contract or transaction in good faith by a majority vote of shareholders holding a majority of the shares entitled to vote (provided the votes of the common or interested directors or officers must be counted in any such vote of shareholders), (iii) the fact of the common directorship or financial interest is not disclosed or known to the director or officer at the time the transaction is brought before the Board of Directors for action, or (iv) the contract or transaction is fair as to the Corporation at the time it is authorized or approved.

ARTICLE XII

     The officers, directors and other members of management of this Corporation shall be subject to the doctrine of corporate opportunities only insofar as it applies to business opportunities in which this Corporation has expressed an interest as determined from time to time by the Corporation’s Board of Directors as evidenced by resolutions appearing in the Corporation’s minutes. When such areas of interest are delineated, all such business opportunities within such areas of interest which come to the attention of the officers, directors and other members of management of this Corporation shall be disclosed promptly to the Corporation and made available to it. The Board of Directors may reject any business opportunity presented to it and thereafter any officer, director or other member of management may avail himself of such opportunity. Until such time as this Corporation, through its Board of Directors, has designated an area as one to which the doctrine of corporate opportunities applies, the officers, directors and other members of management shall be free to engage in such areas of interest on their own. The provisions hereof shall not limit the rights of any officer, director or other member of management of this Corporation to continue a business existing prior to the time that such area of interest is designated by this Corporation. This provision shall not be construed to release any employee of the Corporation (other than an officer, director or member of management) from any duties which he may have to the Corporation.